EXHIBIT 2.2
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER dated as of December 29, 2008 (this “Merger Agreement”), is made by and between Triad Financial Corporation, a California corporation (“TFC”), and Triad Financial SM LLC, a Delaware limited liability company (the “Company”). TFC and the Company are sometimes collectively referred to herein as the “Constituent Companies.”
WITNESSETH:
     WHEREAS, the authorized capital stock of TFC consists of (i) 100,000 shares of Common Stock, no par value (the “Common”), and (ii) 3,000,000 shares of Preferred Stock, no par value (the “Preferred” and, together with the Common, the “TFC Capital Stock”) of which (i) 9,067 shares of Common are issued and outstanding, fully paid and nonassessable, and (ii) no shares of Preferred are issued and outstanding;
     WHEREAS, TFC desires to merge with and into the Company;
     WHEREAS, the Company desires to merge with TFC, with the Company being the surviving entity;
     WHEREAS, the Board of Directors of TFC and the Board of Managers of the Company deem it advisable that TFC merge with and into the Company and that the Company continue as the surviving business entity, upon the terms set forth herein and in accordance with the laws of the State of Delaware (the “Merger”), and that the shares of TFC Capital Stock be canceled upon consummation of the Merger as set forth herein;
     WHEREAS, the Board of Directors of TFC have, by resolutions duly adopted, approved the provisions of this Merger Agreement, as required by the California Corporations Code (“California Law”), including Chapters 11 and 12 thereof; and
     WHEREAS, the Board of Managers of the Company have, by resolutions duly adopted, approved the provisions of this Merger Agreement, as required by Section 18-209 of the Limited Liability Company Act of the State of Delaware (“Delaware Law”).
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Effect of the Merger; Manner and
Basis of Converting and Canceling Shares
     Section 1.1. At the Effective Time (as hereinafter defined), TFC shall be merged with and into the Company, the separate corporate existence of TFC (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving business entity, all with the effects provided by applicable law. The Company in its capacity as the surviving business entity of the Merger, is hereinafter sometimes referred to as the “Surviving Business Entity.”
     Section 1.2. At the Effective Time, each share of Common issued and outstanding and any share of Preferred, whether held in the treasury of TFC or otherwise, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of TFC, the Company, the holder thereof or any other person, be canceled and no cash or securities or other property shall be payable in respect thereof.
     Section 1.3. At the Effective Time, all equity securities of the Company, whether held in the treasury of the Company or otherwise, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of TFC, the Company, the holder thereof or any other person, remain equity securities of the Surviving Business Entity.
     Section 1.4. At and after the Effective Time, the Surviving Business Entity shall possess all the rights, privileges, immunities and franchises, of both a public and private nature, and be subject to all the duties and liabilities of TFC; and all rights, privileges, immunities and franchises of TFC and all property, real, personal and mixed, and all debts due on whatever accounts, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to TFC shall be taken and deemed to be transferred to and vested in the Surviving Business Entity without further act or deed; and title to any real estate, or any interest therein, vested in TFC shall not revert or be in any way impaired by reason of the Merger; and the Surviving Business Entity shall thenceforth be responsible and liable for all liabilities and obligations of TFC and any claim existing or action or proceeding pending by or against TFC may be prosecuted to judgment as if the Merger had not taken place or the Surviving Business Entity may be substituted in its place; all with the effect set forth in the Delaware Law. The authority of the officers of TFC shall continue with respect to the due execution in the name of each respective business entity of tax returns, instruments of transfer or conveyance and other documents where the execution thereof is required or convenient to comply with any provision of the laws of the state of Delaware, the laws of the state of California, and any contract to which TFC was a party or this Merger Agreement.
     Section 1.5. The name of the Surviving Business Entity shall be “Triad Financial SM LLC”.
ARTICLE 2
Effective Time
     Section 2.1. (a) TFC shall cause a California Certificate of Merger, Merger Agreement and Officers’ Certificate to be executed and delivered for filing with the Secretary of State of the State of California, all as provided in and in accordance with California Law, and (b) the Company shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed and delivered for filing with the Secretary of State of the State of Delaware, all as provided in and in accordance with Delaware Law.
     Section 2.2. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

ARTICLE 3
Certificate of Formation and
Limited Liability Company Agreement; Board of Managers
     Section 3.1. The Certificate of Formation of the Company as in effect at the Effective Time shall govern the Surviving Business Entity, until it shall be amended as provided by law.
     Section 3.2. The Limited Liability Company Agreement of the Company as in effect at the Effective Time, subject to alteration, amendment or repeal from time to time by the Board of Managers or the Members of the Surviving Business Entity, shall govern the Surviving Business Entity.
     Section 3.3. The members of the Board of Managers and the officers of the Company holding office immediately prior to the Effective Time shall be the members of the Board of Managers and the officers (holding the same positions as they held with the Company immediately prior to the Effective Time) of the Surviving Business Entity and shall hold such offices until the expiration of their current terms, or their prior resignation, removal or death, or as otherwise provided in the Limited Liability Company Agreement of the Surviving Business Entity.
ARTICLE 4
Miscellaneous
     Section 4.1. This Merger Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
     Section 4.2. The internal law, not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Merger Agreement.
     Section 4.3. This Merger Agreement is not intended to confer upon any person (other than the parties hereto and their respective successors and assigns) any rights or remedies hereunder or by reason hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

Triad Financial Corporation, a California corporation
By:	/s/ Daniel D. Leonard
	Name:	Daniel D. Leonard
	Title:	President and Chief Executive Officer

Triad Financial SM LLC, a Delaware limited liability company
By:	/s/ Daniel D. Leonard
	Name:	Daniel D. Leonard
	Title:	President and Chief Executive Officer